Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 22nd day of December, 2006 by and between Countrywide Financial Corporation, a Delaware corporation (the “Company”), and Angelo R. Mozilo (“Executive”).
WITNESSETH:
     WHEREAS, Executive currently holds the offices of Chairman of the Board of Directors and Chief Executive Officer of the Company;
     WHEREAS, the Company and Executive have set forth the terms and conditions of Executive’s current employment with the Company under an employment agreement entered into as of September 2, 2004 (the “Current Employment Agreement”);
     WHEREAS, under the terms of the Current Employment Agreement, Executive’s employment as Chairman of the Board of Directors and Chief Executive Officer of the Company extends until December 31, 2006, at which point it was anticipated that Executive would serve as Chairman of the Board until December 31, 2011;
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the Company’s best interest and that of its stockholders to extend Executive’s employment as Chief Executive Officer until December 16, 2009, with the possibility of a further extension to December 16, 2010 if mutually agreed to by Executive and the Company, and to extend Executive’s service as Chairman of the Board of Directors of the Company (“Chairman of the Board” or “Chair”) until December 31, 2011;
     WHEREAS, the Company and Executive desire to set forth the continued terms and conditions of Executive’s relationship with the Company for the period from January 1, 2007 to December 31, 2011 under this Agreement, while deferring to a later date their agreement as to the provisions that will govern the terms of any period beyond December 16, 2009 that Executive may serve as the Company’s Chief Executive Officer;
     WHEREAS, the Current Employment Agreement provides that the terms of a Consulting Agreement (the “Consulting Agreement”), which was attached as an appendix to the employment agreement entered into as of March 1, 2001 by and between Executive and the Company and provides that Executive will become a consultant to the Company for a period of five years beginning on March 1, 2006, will be waived by the Company and Executive for so long as Executive serves as Chair pursuant to the Current Employment Agreement; and
     WHEREAS, the Company and Executive desire to continue to waive the provisions of the Consulting Agreement for so long as Executive continues to serve the Company as Chief Executive Officer and/or Chair as set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises and covenant herein contained, the parties hereto agree as follows:

     1. Effective Date. This Agreement shall be binding on the parties immediately but the provisions hereof shall govern the parties’ relationship beginning effective January 1, 2007 (the “Effective Date”) provided that Executive is employed by the Company under his Current Employment Agreement on December 31, 2006.
     2. Term.
          (a) The Company agrees to employ Executive, and Executive agrees to serve the Company, in accordance with the terms hereof beginning on January 1, 2007 and continuing until December 31, 2011 (the “Expiration Date”), unless earlier terminated in accordance with the provisions hereof (the “Employment Termination Date”). From and after the Employment Termination Date, Executive shall cease to be an employee of the Company and all of its subsidiaries.
          (b) The period from January 1, 2007 to December 16, 2009 shall be referred to herein as the “CEO Term.” The CEO Term may be extended for an additional one-year period ending on December 16, 2010 upon the mutual written agreement of the parties on or before June 30, 2009. Executive shall be named and shall serve as Chairman of the Board during any period when he is serving as a director during the term of this Agreement.
          (c) The parties intend that Executive shall continue to serve as Chairman of the Board until December 31, 2011 and that he shall serve as a non-employee Chair during any period that he is a director and not serving Chief Executive Officer of the Company. Provided Executive is then serving as Chairman of the Board, the term “Non-Employee Chair Term” shall mean the period beginning immediately following the end of the CEO Term and ending on the earlier of the date on which Executive ceases to serve as the Chairman of the Board or the Expiration Date.
     3. The CEO Term: Duties and Responsibilities and Outside Affiliates.
          (a) Specific Position; Duties and Responsibilities. The Company and Executive hereby agree that, subject to the provisions of this Agreement, the Company will employ Executive and Executive will serve the Company and its subsidiaries as Chairman of the Board and Chief Executive Officer of the Company during the CEO Term. The Company agrees that Executive’s duties hereunder shall be the usual and customary duties of the offices of Chairman of the Board and Chief Executive Officer and such further duties consistent therewith as may be designated from time to time by the Board and shall not be inconsistent with the provisions of the charter documents of the Company or applicable law. Executive shall have such executive power and authority as shall reasonably be required to enable him to discharge his duties in the offices that he may hold. All compensation paid to Executive by the Company or any of its subsidiaries shall be aggregated in determining whether Executive has received the benefits provided for herein.
          (b) Scope of this Agreement and Outside Affiliations.
               (i) During the CEO Term, Executive shall devote his full business time and energy, except as expressly provided below, to the business, affairs and interests of the Company and its subsidiaries, and matters related thereto. Executive agrees that he will endeavor to promote the business, affairs and interests of the Company and its subsidiaries and perform services contemplated hereby in accordance with the policies established by Board, which policies shall be consistent with this Agreement. Executive agrees to serve in the capacity of Chief Executive Officer for one or more (direct or indirect) subsidiaries of the Company as the Board may from time to time request, subject to appropriate authorization by the subsidiary or subsidiaries involved and any limitation under applicable law. Executive agrees that the remuneration provided for in Sections 4 and 5 shall be in full satisfaction of any and all of the services contemplated to be provided by Executive during the CEO Term including, without limitation, those described in the preceding sentence. Executive’s failure to discharge an order or perform a function because Executive reasonably and in good faith believes such order or function would violate a law or regulation or be dishonest shall not be deemed a breach by him of his obligations or duties pursuant to any of the provisions of this Agreement, including without limitation pursuant to Section 6(d) hereof.
               (ii) During the CEO Term, Executive shall not, without the consent of the Board, compete, directly or indirectly, with the Company in the businesses then conducted by the Company.
               (iii) Executive may serve as a director or in any other capacity of any business enterprise, including an enterprise whose activities may involve or relate to the business of the Company, provided that such service is expressly approved by the Board. Executive may, without seeking or obtaining approval by the Board, (i) make and manage personal business investments of his choice and (ii) serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association.
     4. CEO Term: Compensation and Benefits.
          (a) Base Salary. During the CEO Term, the Company shall pay to Executive a base salary at the annual rate of $1,900,000. Executive’s base salary shall be reviewed annually by the Board or the Compensation Committee of the Board (the “Committee”), and may be increased in the discretion of the Board or the Committee (but may not be decreased).
          (b) Incentive Compensation.
               (i) The Company shall pay to Executive for each calendar year ending during the CEO Term and, if the CEO Term ends on December 16, 2009, for the 2009 calendar year, an incentive compensation award in an amount determined pursuant to the terms and conditions of the Amended and Restated Countrywide Financial Corporation Annual Incentive Plan, or such other annual incentive plan designated by the Compensation Committee (the “Annual Incentive Plan”) based on the Company’s Return on Equity and Net Income (as such terms are defined for purposes of the Company’s Annual Incentive Plan). The incentive compensation award opportunity for each year described herein shall have a target value of $4,000,000 and a maximum value of $10,000,000. The specific Return on Equity and Net Income performance targets for each calendar year during the CEO Term shall be determined by the Committee in accordance with the terms of the Annual Incentive Plan. For calendar year 2007, the Compensation Committee has established performance goals such that the annual incentive opportunity will be equal to the amount of the Net Income (“NI”) shown in the column of the table shown below with respect to the corresponding levels of the Company Return on

Equity (“ROE”); provided, however that the maximum payout value of Executive’s annual incentive award for 2007 and for any other calendar year during the CEO Term shall not exceed $10,000,000.

Share Rate on Net Income Above Return on
Company’s Return on Equity	Equity Target
<10%	0.00% of NI
10%-12%	0.44% of NI over 10% ROE
>12%	0.44% of NI between 10% and 12% ROE, plus 0.64% of NI over 12% ROE
The Company’s total equity value for purposes of Executive’s 2007 incentive compensation award opportunity shall be determined as of December 31, 2006. In the event that an acquisition, reorganization, merger, consolidation, share repurchase or other similar transaction occurs during the CEO Term, or in the event of any other material non-recurring or unanticipated event during the CEO Term, the Committee shall adjust the Return on Equity and Net Income targets in the table above to preserve (but not increase) the potential value of Executive’s incentive compensation award, provided that such adjustment shall only be made if the Committee reasonably determines, after consultation with Executive, that the adjustment will not affect the deductibility of the incentive compensation award under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
               (ii) Any amount payable under this Section 4(b) that would exceed the applicable limit for performance-based compensation under the Annual Incentive Plan or that the Company otherwise reasonably determines not to be deductible for federal income tax purposes under Section 162(m) of the Code shall be deferred as set forth in Section 4(g) hereof.
               (iii) In the event that Executive’s employment hereunder shall terminate during the CEO Term, other than (a) pursuant to Section 6(d) (Cause) below or (b) by reason of Executive’s resignation without Good Reason, Executive or his estate shall be entitled to receive an incentive compensation payment for such portion of the calendar year in which the Employment Termination Date occurs on the same terms as set forth in the foregoing provisions of this Section 4(b) except that the amount payable hereunder shall be adjusted by multiplying it by a fraction, the numerator of which is the number of days during such year that Executive was employed by the Company and the denominator of which is 365.
          (c) Equity Awards.
               (i) Grants of Equity Awards. Effective on April 1 (or the next business day following April 1, if April 1 is not a business day) of each calendar year beginning during the CEO Term, Executive shall receive a long-term incentive compensation award in the form of performance-based restricted stock units (“RSUs”) and stock appreciation rights (“SARs”). The RSU awards and SAR awards shall be granted pursuant to the terms of the Countrywide Financial Corporation 2006 Equity Incentive Plan, or such other equity incentive plan or plans as may be in effect or come into effect prior to the end of the CEO Term (the “Equity Plan”). The number of shares of the Company’s common stock subject to each annual RSU award and SAR award shall be that number of whole shares that results in a grant date value for each award of no less than $5,000,000, resulting in an annual aggregate grant date value for the long-term incentive compensation opportunity of no less than $10,000,000. The grant date value of an RSU award will be determined by the Committee based on the fair market value (as defined in the Equity Plan) of the Company’s common stock on the grant date, and the grant date value of an SAR award shall be determined by the Committee in accordance with the same assumptions and methodologies used to determine similar awards to the Company’s other senior officers and used to value such awards in the Company’s financial statements for the reporting period preceding the grant date.
               (ii) Vesting and Payment of RSUs. Not later than 90 days after January 1 of each calendar year beginning during the CEO Term, the Committee shall provide that each annual RSU grant shall become earned and vested in three equal annual installments subject to the service and performance conditions set forth below. Each annual RSU grant shall be evidenced by an award agreement that sets forth the vesting terms approved by the Committee and provides that each annual RSU grant shall be paid out as described herein:
               (A) One-third of the RSUs subject to the award shall become earned and vested on the date the Committee determines that the Company’s Return on Equity (as defined for purposes of the Equity Plan) for the calendar year in which the RSU award is granted equals or exceeds 12%, provided that Executive remains employed by the Company as Chief Executive Officer through December 16 of such year of grant. Another one-third of the RSUs subject to the award shall become earned and vested on the date that the Committee determines that the Company’s Return on Equity for the first calendar year following the year of grant of the award equals or exceeds 12%, provided that Executive remains employed by the Company as Chief Executive Officer through December 16 of the first year following the year of grant. The final one-third of the RSUs subject to the award shall become earned and vested on the date that the Committee determines that the Company’s Return on Equity for the second calendar year following the year of grant of the award equals or exceeds 12%, provided that Executive remains employed by the Company as Chief Executive Officer through December 16 of the second year following the year of grant. Upon the determination by the Committee that the Company’s Return on Equity for any calendar year during the three-year vesting period failed to equal at least 12% (and the vesting of the RSU award has not previously been accelerated pursuant to the provision of Section 4(c)(ii)(B) below), then the one-third of the RSUs originally subject to the award that would have otherwise vested shall immediately terminate and be forfeited. In the event that an acquisition, reorganization, merger, consolidation, share repurchase or other similar transaction occurs during any calendar year in the CEO Term, or in the event any other material non-recurring or unanticipated event occurs during any calendar year in the CEO Term, the Committee shall adjust the 12% Return on Equity vesting target described above for such year and future years, if applicable, to preserve (but not increase) the intended incentives and potential value of Executive’s RSU award, provided that any such adjustment shall only be made if the Committee reasonably determines, after consultation with Executive, that the adjustment will not affect the deductibility of Executive’s RSU award under Section 162(m) of the Code.
               (B) Upon a Change in Control as defined in the Equity Plan (provided Executive’s employment as the Company’s Chief Executive Officer has not earlier terminated) or upon Executive’s termination of employment pursuant to Section 6(a) (Disability), Section 6(b) (death), Section 6(c) (Expiration of CEO Term) or Section 6(e) (Good Reason or without Cause), the unvested portion of an RSU award granted under this Section 4(c) that has not previously been forfeited shall immediately become 100% vested.
               (C) If Executive resigns without Good Reason prior to December 16 of a calendar year during the three-year vesting period for an RSU award, and the Committee determines that the Company’s Return on Equity for the calendar year in which Executive’s employment terminates (his “Termination Year”) is at least 12% (or such other percentage determined in accordance with Section 4(c)(ii)(A)), then the RSU award shall, upon the date the Committee makes such determination, become vested as to the number of RSUs that is equal to the total number of RSUs that would have become vested if Executive had remained employed by the Company as Chief Executive Officer until December 16 of his Termination Year multiplied by a fraction, the numerator of which is the number of days Executive was employed by the Company as Chief Executive Officer during his Termination Year and the denominator of which is 350.
               (D) The RSUs shall be paid in the form of shares of the Company’s common stock as soon as practicable, and in any event within two (2) months, following the vesting date, provided that payment shall be delayed as provided in Section 4(g) to the extent the Company reasonably determines, after consultation with Executive, that the delivery of such shares would not be deductible for federal income tax purposes under Section 162(m) of the Code.
               (iii) Vesting and Exercise of SARs.
               (A) Each annual SAR grant shall (i) be granted with an exercise price equal to fair market value (as defined under the Equity Plan) of the Company’s common stock on the date of grant, (ii) have a term of five (5) years and (iii) provide that the value of the SAR award (if any) shall be settled in shares of the Company’s common stock. Each grant of an SAR award shall be evidenced by an award agreement that provides that the SAR award shall become vested and exercisable in three equal annual installments beginning on the December 16 immediately following the grant date, subject to Executive’s continued employment as the Company’s Chief Executive Officer through each such vesting date.
               (B) The vesting of each SAR award shall be accelerated upon a Change in Control as defined in the Equity Plan (provided Executive’s employment as the Company’s Chief Executive Officer has not earlier terminated) or upon Executive’s termination of employment pursuant to Section 6(a) (Disability), Section 6(b) (death), Section 6(c) (Expiration of CEO Term) or Section 6(e) (Good Reason or without Cause).
               (C) If Executive resigns without Good Reason prior to December 16 of a year during the three-year vesting period for an SAR award, the SAR award shall thereupon become vested and exercisable as to the number of shares the Company’s common stock that is equal to the total number of shares as to which the SAR award would have become vested and exercisable if Executive had remained employed by the Company as Chief Executive Officer until December 16 of his Termination Year multiplied by a fraction, the numerator of which is the number of days Executive was employed by the Company as Chief Executive Officer during his Termination Year and the denominator of which is 350.
               (D) Any SARs that are vested and exercisable upon Executive’s termination of employment as the Company’s Chief Executive Officer for any reason other than Cause shall remain exercisable for the duration of such five year term.
               (iv) Other Terms of Equity Awards. The award agreements for each annual grant of RSUs and SARs shall also contain such other terms and provisions as reasonably determined by the Committee that are not inconsistent with the foregoing or the other provisions of this Agreement.
          (d) Term Extension Award. In exchange for Executive’s agreement to extend his term as the Company’s Chief Executive Officer beyond December 31, 2006, the Company shall make an award to Executive as set forth in this Section 4(d).
               (i) The term extension award shall be in the form of restricted stock units, which shall be granted as soon as practicable after January 1, 2007 under the Equity Plan (the “RSU Award”). The number of shares of the Company’s common stock subject to the RSU Award shall be that number of whole shares that results in a grant date value for the award of no less than $10,000,000. The value of the RSU Award shall be determined based on the fair market value (as defined under the Equity Plan) of the Company’s common stock on the grant date.
               (ii) The RSU Award shall be evidenced by an award agreement that provides that the RSUs shall become earned and vested in accordance with and subject to the service and performance conditions set forth below and paid out as described herein.
               (A) One-half of the RSUs shall become earned and vested on December 16, 2009 if Executive has continuously remained employed by the Company as its Chief Executive Officer from January 1, 2007 through such date. The other one-half of the RSUs shall become earned and vested on the date the Committee determines that the Company’s total shareholder return (as determined pursuant to Appendix A) for the period from January 1, 2007 through December 31, 2009 exceeds the 50th percentile of the total shareholder returns (as determined pursuant to Appendix A) for that period of the companies comprising the S&P Financial Services Index on December 31, 2009, provided that Executive has continuously remained employed by the Company as its Chief Executive Officer from January 1, 2007 through December 16, 2009. Any RSUs that do not vest in accordance with these provisions (or the provisions of Section 4(d)(ii)(B) below) shall terminate and be forfeited as of the earlier of Executive’s termination of employment as the Company’s Chief Executive Officer or December 31, 2009. The Committee shall make all interpretive determinations regarding the calculation of the Company’s total shareholder return and the extent to which the vesting criteria are satisfied, consistent with the provisions of this Section and with the requirements of Section 162(m) of the Code
               (B) Upon a Change in Control as defined in the Equity Plan (provided Executive’s employment as the Company’s Chief Executive Officer has not earlier terminated) or upon Executive’s termination of employment pursuant to Section 6(a) (Disability), Section 6(b) (death) or Section 6(e) (Good Reason or without Cause), a pro rata portion of the RSU Award shall immediately become vested, based on the number of days employed from January 1, 2007 through the date of the Change in Control or termination of employment.
               (C) The RSUs that become vested shall be paid in the form of shares of the Company’s common stock as soon as practicable, and in any event within two (2) months, following the vesting date, provided that payment shall be delayed as provided in Section 4(g) to the extent that the Company reasonably determines, after consultation with Executive, that the delivery of such shares would not be deductible for federal income tax purposes under Section 162(m) of the Code.
               (D) The RSU award agreement shall also contain such other terms and provisions as reasonably determined by the Committee that are not inconsistent with the foregoing or the other provisions of this Agreement.
          (e) Additional Benefits. Except as provided in Section 5 hereof, Executive shall also be entitled to all rights and benefits for which he is otherwise eligible during the CEO Term under any bonus plan, stock purchase plan, participation or extra compensation plan, executive compensation plan, pension plan, profit-sharing plan, life and medical insurance policy, second-to-die life insurance coverage, executive medical examination program, executive long-term disability policy, financial planning services program or other plans or benefits, which the Company or its subsidiaries may provide for him, or provided he is eligible to participate therein, for senior officers generally or for employees generally during the CEO Term (collectively, “Additional Benefits”). Except as provided in Sections 4(g), 4(h) and 5 hereof, this Agreement shall not affect the provision of any other compensation, retirement or other benefit program or plan of the Company.
          (f) Continuation of Benefits. If Executive’s employment is terminated during the CEO Term pursuant to Section 6(a) (Disability), 6(b) (death) or 6(e) (Good Reason or without Cause) hereof, the Company shall continue for the period specified in Section 6(a) or 6(b) hereof or three years in the case of a termination pursuant to Section 6(e) hereof (the

“Continuation Period”), as the case may be, to provide the same or substantially similar health and life insurance benefits (the “Welfare Benefits”) that were being provided to Executive and his dependents and beneficiaries immediately prior to Executive’s Employment Termination Date (or in the case of a termination after a Change in Control, those benefits that were being provided immediately preceding the Change in Control), but (i) only to the extent that Executive is not entitled to comparable benefits from other employment and (ii) such benefits shall not include any arrangements that, by their terms, terminate at termination of employment. If Executive’s employment is terminated during the CEO Term pursuant to Section 6(a), 6(b) or 6(e) hereof or pursuant to Section 6(c) (Expiration of CEO Term), the Company shall provide to Executive and his spouse (or solely to Executive’s spouse in the case of a termination pursuant to Section 6(b)) Special Medical Coverage (as hereinafter defined) following the end of the Continuation Period or, in the case of a termination pursuant to Section 6(c), following the end of the CEO Term. As used in this Section 4(f) “Special Medical Coverage” shall mean medical insurance coverage for each of Executive’s and his spouse’s lifetime (or solely for his spouse’s lifetime in the case of a termination pursuant to Section 6(b)) that, in conjunction with the coverage available to Executive and his spouse pursuant to Medicare Part B, if any, is substantially similar in the aggregate to the coverage provided to Executive and his spouse immediately prior to the Employment Termination Date or the end of the CEO Term, as the case may be. The Company shall use its reasonable best efforts to provide the Special Medical Coverage in a manner that results in the exclusion of such benefits from the income of Executive and his spouse. The Company shall use its reasonable best efforts to provide the Special Medical Coverage such that Section 105(h) will not apply. If such Special Medical Coverage is provided through reimbursement of premiums paid by Executive and/or his spouse (as a result of agreement of Executive and the Company), Executive and/or his spouse shall provide to the Company evidence of coverage under any applicable health insurance policy or Medicare supplemental health policy.
          (g) Deferral of Amounts Payable Hereunder. Except with respect to Executive’s base salary pursuant to Section 4(a), the payment or distribution of any compensation or benefits provided for in this Agreement that, after consultation with Executive, the Committee reasonably anticipates would not be deductible under Section 162(m) of the Code shall be deferred until the first date that the limitations of Section 162(m) on the Company’s deduction for amounts paid to Executive no longer apply. In the event Executive should desire to defer receipt of any other cash payments to which he would otherwise be entitled hereunder, he may do so in accordance with the terms and conditions of the Countrywide Financial Corporation Amended and Restated Deferred Compensation Plan (the “Deferred Compensation Plan”), or in the absence of such Deferred Compensation Plan or any successor plan that is substantially similar to the Deferred Compensation Plan, he may present such a written request to the Compensation Committee which, in its sole discretion, may enter into a separate deferred compensation agreement with Executive. All amounts deferred as set forth in the first sentence of this Section 4(g) shall be deferred in accordance with the terms of the plan described in the immediately preceding sentence.
          (h) Coordination with Current Employment Agreement. Notwithstanding anything in this Agreement, Executive’s Current Employment Agreement or any prior employment agreement to the contrary, (i) there shall be no duplication of benefits or payments under this Agreement of any benefits or payments provided under the Current Employment

Agreement or any prior employment agreement, and (ii) Executive shall receive medical coverage and other Welfare Benefits during his employment as an employee under this Agreement, with continuation of such Welfare Benefits after termination of employment, as and to the extent provided in this Agreement and shall not receive Special Medical Coverage until such time as provided in this Agreement. Nothing contained herein shall affect the timing of the payment of incentive compensation under Section 4(b) of the Current Employment Agreement.
          (i) Business Travel Expenses. During the CEO Term, the Company shall bear the cost of business-related travel expenses for Executive (and his spouse) on Company owned or leased aircraft in accordance with the terms of the Company’s aircraft policy in effect on the date hereof.
     5. Enhanced SERP. In lieu of Executive’s current supplemental retirement benefit entitlement under the 1998 Amendment and Restatement of the Company’s Supplemental Executive Retirement Plan, as amended by the First Amendment to the SERP effective January 1, 1999, the Second Amendment to the SERP effective as of June 30, 1999, the Third Amendment to the SERP effective as of January 1, 2002, the Fourth Amendment to the SERP executed on August 13, 2002 and any subsequent amendment thereto (the “Plan”) and incorporating by reference any Plan Agreement (as defined in the Plan) entered into by Executive (collectively, the “Current SERP”), the Company shall provide to Executive an enhanced supplemental retirement benefit under the Plan (the “Enhanced SERP”) (except as provided in subsection (c) below) as follows:
          (a) Full Benefit. If Executive’s employment terminates for any reason other than pursuant to Section 6(d) (Cause) , the Enhanced SERP shall be governed by the terms of the Plan in all respects except that the Benefit Amount (defined in Section 1.3 of Plan) shall equal the New Benefit Amount (as hereinafter defined).
          (b) Lump Sum Benefit. Notwithstanding anything to the contrary in the Plan, in the event that, under the terms of the Plan, the Enhanced SERP shall be payable in a lump sum, the amount of such lump sum shall be determined using a discount rate equal to 7%.
          (c) Cause. If Executive’s employment terminates pursuant to Section 6(d) hereof, Executive shall not be entitled to the Enhanced SERP and Executive’s supplemental retirement benefit shall be governed by the terms of the Current SERP; provided, however, that the amount determined under Section 1.3(i) of the Plan shall in no event exceed $3,000,000.
          (d) Coordination with Plan. The Enhanced SERP provided by this Section 5 shall be deemed in all respects to be provided under, and be part of, the Plan and to the extent the provisions of the Plan are inconsistent with the provisions of this Section 5, the provisions of this Section 5 shall govern and, as it affects Executive, the Plan shall be deemed amended accordingly.
          (e) Definition of New Benefit Amount. As used in this Section 5, “New Benefit Amount” shall mean an amount equal to the Benefit Amount calculated (A) without regard to Section 1.3(v) of the Plan, (B) using a discount rate equal to 7% and the 1983 Group Annuity Mortality Table for determining the actuarial equivalence of the annual amounts in

Sections 1.3(ii), 1.3(iii) and 1.3(iv) of the Plan, and (C) with Section 1.3(i) of the Plan being deemed to read in its entirety follows:
“60% of the average of Participant’s three (3) highest fiscal years of combined annual base salary and annual bonus (whether paid currently or deferred) during the ten (10) fiscal years preceding Participant’s termination of employment with all Employers; provided that the amount determined pursuant to this clause (i) shall in no event exceed $3,000,000; less.”
     6. Termination During CEO Term. The compensation and benefits provided for herein and the employment of Executive by the Company shall be terminated during or at the end of the CEO Term only as provided for below in this Section 6:
          (a) Disability.
               (i) In the event that Executive shall have failed, because of illness, injury or similar incapacity (“Disability”), to render for four (4) consecutive calendar months ending during the CEO Term, or for shorter periods aggregating one hundred eighty (180) or more calendar days in any twelve (12) month period ending during the CEO Term, services contemplated by this Agreement, Executive’s employment hereunder may be terminated, by written Notice of Termination from the Company to Executive. If such Notice of Termination is delivered to Executive prior to December 16, 2009, the Company shall thereafter continue, from the Termination Date until Executive’s death or December 16, 2009, whichever first occurs (the “Disability Payment Period”), (i) to pay compensation to Executive, in the same manner as in effect immediately prior to the Termination Date, in an amount equal to (A) fifty percent (50%) of the Eligible Base Salary (as defined below), minus (B) the amount of any cash payments to him under the terms of the Company’s disability insurance or other disability benefit plans or the Company’s tax-qualified Defined Benefit Pension Plan, and any compensation he may receive pursuant to any other employment, and (ii) to provide during the Disability Payment Period the benefits specified in Section 4(f) hereof.
               (ii) The determination of Disability shall be made only after 30 days notice to Executive and only if Executive has not returned to performance of his duties during such 30-day period. In order to determine Disability, both the Company and Executive shall have the right to provide medical evidence to support their respective positions, with the ultimate decision regarding Disability to be made by a majority of the Company’s disinterested directors.
               (iii) The term “Eligible Base Salary” shall mean Executive’s base salary as in effect immediately prior to the Termination Date.
          (b) Death. In the event that Executive shall die during the CEO Term, Executive’s employment shall terminate as of the date of death subject to the provisions of this Section 6(b). In such event, the Company shall pay Executive’s Eligible Base Salary (as defined in Section 6(a) above) for a period of twelve (12) months following the date of Executive’s death in the manner otherwise payable hereunder, to such person or persons as Executive shall have directed in writing or, in the absence of a designation, to his estate (the “Beneficiary”). The Company shall also provide to the Beneficiary during such twelve-month period following the date of Executive’s death the benefits specified in Section 4(f) hereof. If Executive’s death occurs while he is receiving payments for Disability under Section 6(a) above, such payments shall cease and the Beneficiary shall be entitled to the payments and benefits under this subsection (b), which shall continue for a period of twelve months thereafter at the full rate of Executive’s Eligible Base Salary (as defined in Section 6(a)(iii)).
          (c) Expiration of CEO Term. Unless extended, Executive’s employment hereunder shall terminate at the expiration of the CEO Term, and the Non-Employee Chair Term shall commence as set forth in Section 7 if Executive is then serving as Chairman of the Board. In such event, the Company shall, from the end of the CEO Term, provide to Executive and his spouse the Special Medical Coverage as defined in Section 4(f). Following the expiration of Executive’s employment pursuant to this Section 6(c), all of the Company’s other obligations with respect to his employment shall terminate, provided, however, that the termination of Executive’s employment pursuant to this Section 6(c) shall not affect Executive’s entitlement to benefits in which he has become vested (including, without limitation, rights of indemnification and amounts (if any) due under Section 6(h)) or which are otherwise payable in respect of periods ending prior to his termination of employment, or the vested equity grants under Section 4(c) hereof.
          (d) Cause. The Company may terminate Executive’s employment under this Agreement for “Cause.” A termination for Cause is a termination by reason of (i) a material breach of this Agreement by Executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied within a reasonable period of time after receipt of written notice from the Company specifying such breach, or (ii) Executive’s conviction by a court of competent jurisdiction of a felony, or (iii) entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter removing Executive from office of the Company or its subsidiaries or permanently prohibiting him from participating in the conduct of the affairs of the Company or any of its subsidiaries, or (iv) any purported termination by Executive of his employment hereunder other than pursuant to Section 6(e) hereof. If Executive shall be convicted of a felony or shall be removed from office and/or temporarily prohibited from participating in the conduct of the Company’s or any of its subsidiaries’ affairs by any federal or state regulatory authority having jurisdiction in the matter, the Company’s obligations under Sections 4(a), 4(b), 4(c) and 4(d) hereof shall be automatically suspended; provided, however, that if the charges resulting in such removal or prohibition are finally dismissed or if a final judgment on the merits of such charges is issued in favor of Executive, or if the conviction is overturned on appeal, then Executive shall be reinstated in full with back pay for the removal period plus accrued interest at the rate then payable on judgments. During the period that the Company’s obligations under Section 4(a), 4(b), (4)(c) and 4(d) are suspended, Executive shall continue to be entitled to receive Additional Benefits under Section 4(e) until the conviction of the felony or removal from office has become final and non-appealable. When the conviction of the felony or removal from office has become final and non-appealable, all of the Company’s obligations hereunder shall terminate; provided, however, that the termination of Executive’s employment pursuant to this Section 6(d) shall not affect Executive’s entitlement to all benefits in which he has become vested (including, without limitation, rights of indemnification and amounts due under Section 6(h)) or which are otherwise payable in respect of periods ending prior to his termination of employment.

          (e) Without Cause; Good Reason. Executive may terminate his employment for Good Reason and the Company may terminate Executive’s employment without Cause. For purposes of this Agreement, and except as provided in the following sentence, “Good Reason” shall be deemed to occur if the Company notifies Executive of a termination of his employment other than pursuant to Sections 6(a), 6(c), 6(d) or 6(e) hereof, or if the Company breaches this Agreement in any material respect, which breach is not remedied within a reasonable period of time after receipt of written notice from Executive specifying such breach, or if the Board (i) elects a person other than Executive to commence service before December 16, 2009, as the Company’s Chairman of the Board (if Executive is then serving as a director of the Company) or Chief Executive Officer without Executive’s consent, (ii) reorganizes management so as to require him to report to a person or persons other than the Board, (iii) requires that Executive be based anywhere that is more than fifty (50) miles from the office where Executive is located as of the Effective Date, (iv) takes an action that results in Executive not being able to travel domestically by private aircraft at the Company’s expense, or (v) takes any other action which, in Executive’s reasonable judgment, results in the diminution in Executive’s status, title, position and responsibilities other than an insubstantial action not taken in bad faith and which is remedied by the Company promptly after receipt of notice from Executive. Executive shall not have Good Reason to terminate employment with the Company (or otherwise have the right to claim that he has been constructively terminated from employment) due solely to (i) the change in his duties hereunder following the expiration of the CEO Term, (ii) the fact that the Company shall cease to be a public company and shall become a subsidiary of another publicly-traded corporation or (iii) a person being appointed as lead director at any time during the CEO Term. Notwithstanding the foregoing, Executive may terminate his employment for any or no reason during the CEO Term within two years following a Change in Control, and such termination shall be considered a termination for Good Reason hereunder. If Executive’s employment shall be terminated during the CEO Term by the Company other than for Cause or Disability or by Executive for Good Reason, then the Company shall pay Executive in a single payment, as severance pay and in lieu of any further salary and incentive compensation for periods subsequent to the Termination Date, an amount in cash equal to the sum of (A) three times the sum of Executive’s Eligible Base Salary (as defined in Section 6(a)(iii) above) and (B) the target incentive compensation that would be payable to him under Section 4(b) above for the year in which the Employment Termination Date occurs; provided, however, that if the Termination Date occurs following a Change in Control or during a “Protected Period” (as defined in Appendix A to this Agreement) with respect to a Change in Control, then such cash amount shall be equal to three times the sum of (A) Executive’s Eligible Base Salary and (B) the greater of (x) the average of the aggregate bonus and/or incentive award, if any, paid or payable to Executive for each of the two (2) fiscal years of the Company preceding the fiscal year in which Executive’s termination of employment occurs and (y) the bonus and/or incentive award paid for the fiscal year immediately preceding the date of the Change in Control. For purposes of Section 4(f), this Section 6(e) and Section 12, “Change in Control” shall be as defined in the Company’s Change in Control Severance Plan, as amended and restated June 14, 2006.
          (f) Notice of Termination. Any purported termination by the Company or Executive shall be communicated by a written Notice of Termination to the other party hereto which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination. The “Termination Date” shall mean the date specified in the Notice of Termination, which shall be no less than 30 or more than 60 days following the date of the Notice of Termination. Notwithstanding any other provision of this Agreement, in the event of any termination of Executive’s employment hereunder for any reason, the Company shall pay Executive his full base salary through the Termination Date, plus any Additional Benefits that have been earned or become payable, but which have not yet been paid as of such Termination Date.
          (g) Payments. Except (i) as otherwise provided herein (including Section 11) and (ii) in the case of the payments pursuant to Section 4(f) hereof, all payments payable under this Agreement as a result of the termination of Executive’s employment hereunder shall be made within 15 days after the Termination Date or, if any portion is not then reasonably determinable, within five (5) days after such portion is so determinable. In the event of a dispute concerning the validity of a purported termination which is maintained in good faith, the Termination Date shall mean the date the dispute is finally resolved and the Company will continue to provide Executive with the compensation and benefits provided for under this Agreement, until the dispute is finally resolved without any obligation by Executive to repay any of such amounts to the Company, notwithstanding the final outcome of the dispute. Payments required to be made by this Section 6(g) are in addition to all other amounts due under Section 6 of this Agreement and shall not be offset against or reduce any other amounts due under Section 6 of this Agreement. The Company may require Executive to perform his then current duties to, and services for, the Company during the period following a purported termination but before the dispute concerning such purported termination is finally resolved, in which event the Company shall provide Executive with a reasonable opportunity to perform his duties under this Agreement during such period.
          (h) Excise Tax Gross-Up.
               (i) Except as provided in subsection (ii), in the event it shall be determined that any payment or distribution of any type, including accelerated vesting, to or for the benefit of Executive, by the Company, any “affiliate” (as defined in Rule 405 of the Securities Act of 1933, as amended) of the Company, any “person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code), and the regulations thereunder) or any “affiliate” of such “person,” whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax, employment tax or Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
               (ii) Notwithstanding subsection (i) or any other provision of this Agreement to the contrary, in the event that the Payments (excluding the payment provided for in subsection (i)) exceed by less than the greater of 10% or $100,000, the maximum amount of Payments which if made or provided to Executive would not be subject to an Excise Tax, Executive will not be entitled to a Gross-Up Payment and the Payments shall be reduced (but not below zero) to the extent necessary so that no Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax; it being the intent of the parties that the Payments shall be reduced only if the economic detriment to Executive (on a pre-tax basis) is less than the greater of $100,000 or 10% of the Payments. Unless Executive shall have given prior written notice to the Company specifying a different order to effectuate the foregoing, the Company shall reduce or eliminate the Payments, first by reducing or eliminating the portion of the Payments which are payable in cash, second by reducing or eliminating the portion of the Payments which are not payable in cash (other than Payments as to which Treasury Regulations Section 1.280G-1 Q/A-24(c) (or any successor provision thereto) applies (“Q/A-24(c) Payments”)), and third by reducing Q/A 24(c) Payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the “Determination” (as defined below). Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.
               (iii) The determination of whether the Payments shall be reduced pursuant to this Agreement and the amount of such reduction, all mathematical determinations, and all determinations as to whether any of the Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this Section, including determinations as to whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and amounts relevant to the last sentence of this subsection (iii), shall be made by an independent accounting firm selected by Executive from among the four (4) largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and Executive by no later than ten (10) days following the Termination Date, if applicable, or such earlier time as is requested by the Company or Executive (if Executive reasonably believes that any of the Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive and the Company with an opinion reasonably acceptable to Executive and the Company that no Excise Tax is payable (including the reasons therefor) and that Executive has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid (including through withholding of taxes) to Executive no later than the due date for payment of the Excise Tax. Any determination by the Accounting Firm shall be binding upon the Company and Executive, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayment”), or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayment”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by Executive as a result of such Underpayment) shall be promptly paid by the Company to or for the benefit of Executive. In the case of an Overpayment, Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (A) Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (B) if a Gross-Up Payment is determined to be payable, this provision shall be interpreted in a manner consistent with an intent to make Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in Executive repaying to the Company an amount which is less than the Overpayment. The cost of all such determinations made pursuant to this Section shall be paid by the Company.
     7. Non-Employee Chair Term.
          (a) Service as Non-Employee Director. The parties anticipate that Executive will be nominated as a director of the Company at such times as are necessary to enable Executive to serve continuously on the Board through December 31, 2011. The parties agree that he will continue to serve as Chairman of the Board through December 31, 2011 so long as he is a director. However, both parties recognize that the decision to nominate Executive as a director must be made in accordance with the governance procedures of the Company then in effect. Executive agrees to serve on the Board and as Chair during the Non-Employee Chair Term, if and while elected as both a director and Chair, except to the extent he determines in good faith that compelling ethical, liability, health, family or similar circumstances preclude him from doing so.
          (b) Compensation. During the Non-Employee Chair Term, the Company agrees to pay to Executive the same compensation, and to provide to Executive the same benefits, that it pays or provides to the other non-employee members of the Board. In addition, the Company agrees to pay Executive for each calendar year during the Non-Employee Chair Term an additional retainer of at least $200,000 per year (pro rated for any period of time during the Non-Employee Chair Term that is less than a full calendar year).
          (c) Benefits and Perquisites. During the Non-Employee Chair Term, the Company shall additionally provide Executive with the following benefits and perquisites:
     (i) On-site office space and secretarial support services;
     (ii) Use of a private jet for purposes that, in the good faith judgment of Executive, are Company business purposes;
     (iii) Financial consulting services of AYCO (or another comparable financial consulting firm selected by Executive) substantially similar to such services made available to senior executives of the Company from time to time; and
     (iv) Payment of Executive’s annual country club dues at Bel Air Country Club in Los Angeles, CA.

          (d) Applicability of Director Policies. During the Non-Employee Chair Term, Executive shall be subject to the same rules applicable to other directors who are not employees of the Company, including with respect to fiduciary duties and outside activities; provided that any activity that was approved during the CEO Term shall be deemed to be an approved activity during the Non-Employee Chair Term.
          (e) Director Emeritus. Upon the termination of Executive’s service as a director of the Company, Executive shall be eligible for the Company’s Director Emeritus program as then in effect (but in any event, such program shall result in continuing the vesting of any equity grants he received in connection with his employment with the Company prior to the execution of this Agreement). To the extent that at any time (whether or not Executive ever serves as a non-employee Chairman of the Board) Executive is not then eligible for the Director Emeritus program, he shall serve as Chairman Emeritus with all the same benefits and conditions that would apply if he were a Director Emeritus. Notwithstanding anything to the contrary in this Section 7(e), the vesting of all equity grants pursuant to this Agreement shall be as provided herein, and shall not be altered by the terms of the Company’s Director Emeritus program.
     8. Waiver of Rights and Obligations under Consulting Agreement. The Company and Executive agree and confirm that the Consulting Agreement (as amended by the Current Employment Agreement), which was deemed to be executed on February 28, 2006, will terminate on February 28, 2011 unless terminated earlier as provided therein; provided, however, that notwithstanding anything to the contrary in the Consulting Agreement, the Company and Executive hereby fully waive all of their rights and claims, and fully waive, release and discharge the other’s obligations, under the Consulting Agreement until the first day after the date on which Executive ceases to be Chairman of the Board.
     9. Reimbursement of Business Expenses. During the term of this Agreement, the Company shall reimburse Executive promptly for all expenditures (including travel, entertainment, parking and business meetings and the monthly costs (including dues) of maintaining memberships at appropriate clubs) to the extent that such expenditures meet the requirements of the Code for deductibility by the Company for federal income tax purposes or are otherwise in compliance with the rules and policies of the Company and are substantiated by Executive as required by the Internal Revenue Service and rules and policies of the Company.
     10. Indemnity; Directors and Officer’s Insurance.
          (a) To the fullest extent permitted by applicable law, the Certificate of Incorporation and the By-Laws of the Company (as from time to time in effect) and any indemnity agreements entered into from time to time between the Company and Executive, the Company shall indemnify Executive and hold him harmless for any acts or decisions made by him in good faith while performing services for the Company, and shall use reasonable efforts to obtain coverage for him under liability insurance policies now in force or hereafter obtained during the term of this Agreement covering the other officers or directors of the Company.
          (b) The Company shall, to the extent it is available on commercially reasonable terms, maintain Director’s and Executive’s liability insurance during the term of this Agreement that is substantially similar in the aggregate to that in effect as of the Effective Date. Any such insurance shall cover Executive’s acts and omissions as an officer and/or director of the Company, and such coverage at any time shall be no less favorable than the coverage then provided to any other director or officer of the Company.
          (c) The provisions of this Section 10 shall also apply to all of Executive’s prior service with the Company and shall be in addition to, and, to the extent not duplicative, not in lieu of, any other rights to indemnification to which Executive is otherwise entitled.
     11. Section 409A.
          Notwithstanding any provision of this Agreement to the contrary, but subject to the last sentence of this Section 11, upon Executive’s termination of employment with the Company for any reason other than death, Executive shall not be entitled to receive any payments of, or benefits that constitute, deferred compensation (as defined in Section 409A of the Code (“Section 409A”)) until the earlier of (i) the date which is six (6) months after his termination of employment or (ii) the date of his death (the “Section 409A Period”), at which time the Company shall pay all delayed payments to Executive in a lump sum. With respect to any benefit that the Company cannot provide during the Section 409A Period pursuant to the preceding sentence, Executive shall pay the cost or premium for such benefit during the Section 409A Period and be reimbursed by the Company therefor promptly after the end of the Section 409A Period. The Company shall pay Executive interest on any payments or benefits that are deferred pursuant to this Section 11 at a rate per annum equal to 110% of the applicable short-term Federal rate under Section 1274(d) of the Code in effect for the month in which Executive’s employment terminates. The provisions of this Section 11 shall apply only if, and only to the extent, required to avoid subjecting Executive to additional taxes and/or penalties under Section 409A.
     12. Miscellaneous.
          (a) Succession. This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns, but without the prior written consent of Executive, this Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of the Company or similar transaction. The Company shall not agree to any such transaction unless the successor to or assignee of the Company’s business and/or assets in such transaction expressly assumes all obligations of the Company hereunder. The obligations and duties of Executive hereby shall be personal and not assignable.
          (b) Notices. Any notices provided for in this Agreement shall be sent to the Company at 4500 Park Granada, Calabasas, CA 91302 Attention: General Counsel/Secretary, with a copy to the Chairman of the Compensation Committee at the same address, or to such other address as the Company may from time to time in writing designate, and to Executive at his home address as reflected in the Company’s records or at such other address as he may from time to time in writing designate. All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices.
          (c) Entire Agreement; Modified Applicability of Consulting Agreement. This instrument (including the Arbitration Agreement described in Section 12(n) hereof and the Consulting Agreement) contains the entire agreement of the parties relating to the subject matter hereof, and, on the Effective Date, it replaces and supersedes any prior agreements between the parties relating to said subject matter, including, but not limited to, the Current Employment Agreement but only as to the employment or other service-related provisions for periods on and after the Effective Date and without effect on non-duplicative provisions of the Current Employment Agreement (such as Section 4(f) and Section 4(c)) that provide rights that survive Executive’s termination of employment thereunder. No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto. The Company and Executive acknowledge and agree that the benefits payable under this Agreement replace and supersede in full any and all benefits payable under the Current Employment Agreement with regard to the employment period under this Agreement and any post-employment period to the extent duplicative, and that the Current Employment Agreement shall be null and void and of no force or effect on the Effective Date.
          (d) Waiver. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of same or any other term or condition.
          (e) California Law. This Agreement shall be construed and interpreted in accordance with the laws of California without giving effect to the conflicts of laws principles thereof.
          (f) Attorneys’ Fees in Action on Contract. If any litigation shall occur between Executive and the Company, which litigation arises out of or as a result of this Agreement or the acts of the parties hereto pursuant to this Agreement, or which seeks an interpretation of this Agreement, the arbitrator hearing the matter shall, in his sole discretion, determine the prevailing party in such litigation and, in addition to any other judgment or award, may, in his sole discretion, award such prevailing party such sums as he shall find to be reasonable as and for the prevailing party’s attorneys’ fees and disbursements.
          (g) Non-solicitation. Until the date that is 24 months after the later of (i) last date of Executive’s employment by the Company or (ii) the date Executive ceases to be a director of the Company, Executive shall not interfere with the Company’s relationship with, or endeavor to entice away from the Company for competitive purposes, any person who was an employee or customer of the Company or otherwise had a material business relationship with the Company within the final 12 months in which Executive was an employee or director of the Company; provided that after a Change in Control the reference to competitive purposes shall be limited to the Company’s material activities prior to the Change in Control and further provided that the foregoing shall not be violated by general advertising not specifically targeted at the above persons and entities.
          (h) Confidentiality. Executive agrees that he will not use or divulge or otherwise disclose, directly or indirectly, any trade secret or other confidential information concerning the business or policies of the Company or any of its subsidiaries which he may have learned as a result of his employment during the term of this Agreement or prior thereto as an employee, officer or director of or consultant to the Company or any of its subsidiaries, except to the extent such use or disclosure is (i) necessary or appropriate (in his good faith judgment) to the performance of this Agreement and in furtherance of the Company’s best interests, (ii) required by applicable law, (iii) lawfully obtainable from other sources, or (iv) authorized by the

Company. The provisions of this subsection shall survive the expiration, suspension or termination, for any reason, of this Agreement.
          (i) Non-Disparagement. Executive agrees that while he is employed by the Company or serving as a director of the Company and thereafter (including following a termination of employment or service for any reason), he shall not, with willful intent to damage economically or as to reputation, make any public false, defamatory or disparaging statement about the Company or any of its subsidiaries, or, prior to a Change in Control, the officers or directors of the Company or its subsidiaries; provided that the foregoing shall not apply to (A) statements made in compliance with legal process or governmental inquiry, (B) statements made while employed or a serving as a director in the course and scope of his duties and (C) statements made to rebut to the extent necessary any misleading or untrue public statements. The Company agrees that, while Executive is employed by the Company or serving as a director of the Company and thereafter, that it shall not, and it shall use its best efforts to cause its directors, officers and employees to not, make or cause to be made any public false, defamatory or disparaging statement about Executive; provided that the foregoing shall not apply to (A) statements made in compliance with legal process or governmental inquiry or (B) statements made to rebut to the extent necessary any misleading or untrue public statements. Notwithstanding the foregoing, should Executive compete with the Company and such activity is not a breach of Executive’s obligations to the Company, normal and accurate competitive statements he may make about the Company or any of its subsidiaries shall not be deemed a breach of this Section 12(i). This Section 12(i) shall have no third party beneficiaries.
          (j) Continued Availability and Cooperation. Executive will reasonably cooperate with the Company, during the term of his employment, during his service as a director and thereafter (including following Executive’s termination of employment or service for any reason), by making himself reasonably available to testify on behalf of the Company or any subsidiary or affiliate of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, involving any matter of which he had knowledge as a result of his employment with, or service as a director of, the Company and to reasonably assist the Company or any such subsidiary or affiliate in any such action, suit or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any such subsidiary or affiliate, as reasonably requested; provided, however, that the same does not materially interfere with his then current business activities (or if it involves a matter in which his relationship is adversarial to the Company). The Company will reimburse Executive for all expenses reasonably incurred by him in connection with his provision of testimony or assistance, including reasonable attorneys’ fees incurred by Executive in connection with such testimony. Nothing in this Section 12(j) shall impair Executive’s rights under Section 10 of this Agreement.
          (k) Remedies of the Company. Executive acknowledges that the services he is obligated to render under the provisions of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives this Agreement peculiar value to the Company. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace these services. By reason thereof, Executive agrees and consents that if he violates any of the material provisions of this Agreement, the Company, in addition to any other rights and remedies available under this Agreement or under applicable law, shall be entitled during the remainder of the term of this Agreement to seek injunctive relief, from a tribunal of competent jurisdiction, restraining Executive from committing or continuing any violation of this Agreement.
          (l) Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.
          (m) No Obligation to Mitigate; Set-off. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as provided in Section 6(a) hereof, no payment hereunder shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment. In addition, the amount of any payments or any benefits payable or provided hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive for any reason.
          (n) Arbitration. The parties acknowledge that they have previously entered into a Mutual Agreement to Arbitrate Claims (the “Arbitration Agreement”). The parties hereby incorporate herein by reference the terms of the Arbitration Agreement. Any dispute arising regarding this Agreement and/or any other matter covered by the Arbitration Agreement shall be subject to binding arbitration pursuant to the terms of the Arbitration Agreement, except as expressly provided herein.
          (o) Representation by Counsel; Interpretation. The Company and Executive each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law, including but not limited to Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.
          (p) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
          (q) Survivorship. The respective rights and duties of the parties hereunder shall survive any termination of this Agreement or Executive’s service as Chairman of the Board to the extent necessary to the intended preservation of such rights and obligations.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

ATTEST:

/s/ Michael S. Udovic
Asst. Secretary

COUNTRYWIDE FINANCIAL CORPORATION

By:	/s/ Eric P. Sieracki

Eric P. Sieracki

Title:	Executive Managing Director and Chief Financial Officer

Date:	December 22, 2006

EXECUTIVE:

/s/ Angelo R. Mozilo

Angelo R. Mozilo, in his individual capacity

Date:	December 22, 2006

APPENDIX A
To Angelo R. Mozilo Employment Agreement
     1. For purposes of determining the vesting of Executive’s RSU Award, total shareholder return shall be calculated as a function of the increase in the capital value of the Company over the performance period, including share price appreciation plus dividends declared per share of stock. The definition shall be applied uniformly to all of the companies in the peer group, including the Company, as follows:
     Total shareholder return = (Share price at end of performance period — share price at beginning of period) + dividends per share declared over the performance period)/Share price at the beginning of the performance period.
     For this purpose, dividends shall include regular dividend payments and special or one-time dividends, and all dividends distributed by the applicable company during the performance period shall be presumed to be reinvested in shares of the applicable company’s stock on the date such dividends are distributed to shareholders. Share price at the beginning of the performance period shall be the closing share price on the first day of the performance period, and share price at the end of the performance period shall be the closing share price on the last day of the performance period. The Compensation Committee shall equitably adjust the determination of total shareholder return in response to unusual or nonrecurring events in order to prevent unintended dilution or enlargement of rights.
          2. The “Protected Period” corresponding to a Change in Control of the Company shall be a period of time determined in accordance with the following:
(a)	If the Change in Control is triggered by a tender offer for shares of the Company’s stock or by the offeror’s acquisition of shares pursuant to such a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(b)	If the Change in Control is triggered by a merger, consolidation, or reorganization of the Company with or involving any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger, consolidation, or reorganization and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(c)	In the case of any Change in Control not described in clause (a) or (b) above, the Protected Period shall commence on the date that is six (6) months prior to the Change in Control and shall continue through and including the date of the Change in Control.
Appendix A-1